RESTATED
STOCKHOLDERS’ AGREEMENT REGARDING
MANAGEMENT AND TRANSFER OF SHARES OF
CLASS B COMMON STOCK OF FBL FINANCIAL GROUP, INC.

This Restated Agreement, effective as of February 14, 2013, amends and restates the Stockholders’ Agreement Regarding Management and Transfer of Shares of Class B Common Stock of FBL Financial Group, Inc., an Iowa corporation (the “Company”) effective as of May 1, 1996, by and among the Company and the holders (the “Stockholders”) of all of the outstanding Class B Common Stock of the Company;

RECITALS

WHEREAS, the Stockholders own all of the outstanding Shares of the Class B Common Stock of the Company; and

WHEREAS, Class B Common Stock may be owned only by state Farm Bureau organizations; and

WHEREAS, the parties consider it appropriate and in the best interests of the Company to determine the persons who are to own Class B Common Stock of the Company; and

WHEREAS, the parties desire to assure their ability to elect six members of the Board of Directors of the Company; and

WHEREAS, the parties desire to provide certain “Tag-along Rights” and “Drag-Along Rights”;

NOW, THEREFORE, the parties agree as follows:

In consideration of the mutual promises set forth herein, the parties agree as follows:

1.    Definitions. For purpose of this Agreement, the following terms have the meanings given below.

1.01.    “Shares” shall mean the shares of Class B Common Stock of the Company except as otherwise defined in Section 5.

1.02.    “Stockholder” shall mean any holder of Shares.

1.03.    The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

1.04.    The term “subsidiary” means an affiliate controlled by a specified person, directly or indirectly through one or more intermediaries, more than fifty percent of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors, is owned by the subsidiary’s parent and/or one or more of the parent’s other subsidiaries.

1.05.    The term “successor” (including the term “successors”) means a person who directly acquires the assets comprising a going business, whether by merger, consolidation, purchase, or other direct transfer. The term does not include a person who acquires control of a business unless followed by the direct acquisition of its assets.

1.06.    The term “parent” means an affiliate of a person controlling such person directly, or indirectly through one or more intermediaries.

1.07.    The term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

1.08.    The term “person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a limited liability company, and any unincorporated organization.

1.09.    The term “products” means life insurance and disability insurance policies and contracts, health and accident insurance policies and contracts, individual annuities, supplementary contracts, and property and casualty insurance policies.

1.10.    “American Farm Bureau Federation” means an Illinois not for profit corporation formed to promote agriculture and to correlate and strengthen the various State Farm Bureau Federations, County Farm Bureau organizations and any other state organizations controlled by or under common control with any of such organizations.

1.11.    “State Farm Bureau Federation” means an organization formed in a state which has entered into a membership agreement with the American Farm Bureau Federation and which is formed to promote agriculture and to correlate and strengthen the various County Farm Bureau organizations of such state and any other state and local organization controlled by or under common control with any of such organizations.

1.12.    “Farm Bureau organization” means a State Farm Bureau Federation, a County Farm Bureau organization and any other state or local organizations controlled by or under common control with any of such organizations.

2.    Election of Directors.

2.01.    Number and Nomination of Class B Directors. There shall be six directors (the “Class B Directors”) of the Company elected on a per share vote by the holders of the Class B Common Stock. Five Class B Directors shall be Presidents of a State Farm Bureau Federation which is, or whose affiliate is, a Class B Stockholder, and one Class B Director may be any officer of a State Farm Bureau Federation which is, or whose affiliate is, a Class B Stockholder. Any Class B Stockholder may nominate any person eligible to serve as a Class B Director for election as a Class B Director. Nominations must be received by the Company at least ninety days in advance of the date of the annual stockholders’ meeting at which directors are to be elected. The six nominees receiving the highest number of votes shall be elected.

2.02.    Nominating Committee. The Presidents of the state Farm Bureau Federations which hold, or whose affiliates hold, Class B Common Stock shall constitute a Nominating Committee to nominate the individuals to be elected as Class B Directors at the Company’s next annual stockholder’s meeting. The votes of the members of the Class B Nominating Committee shall be weighted based upon the amount of Class B Common Stock owned by the state Farm Bureau Federation, or by its affiliates, on whose behalf the President sits as a Class B Nominating Committee member. At each meeting where nominations are to be made the Class B Nominating Committee members shall, by majority vote, adopt a process to govern their selection of Class B Director nominees.

2.03.    Election of Directors of Farm Bureau Life Insurance Company. The President of each state Farm Bureau Federation of a state which is or whose affiliate is a Stockholder, shall be elected by the Company to serve, with additional directors, on the Board of Directors of Farm Bureau Life Insurance Company, as long as Farm Bureau Life Insurance Company is a subsidiary of the Company.

2.04.    Production Requirement. If at any time the premium volume from the sale of products of the Company’s insurance subsidiaries in a particular state (1) relative to the premium volume from the sale of products in the state by other companies licensed by the American Farm Bureau Federation to use the Farm Bureau logo or trademark, or (2) relative to the premium volume from the sale of products of the Company’s insurance subsidiaries in any other state or in all other states in which those companies operate, is no longer sufficient as determined by a vote of the holders of at least two-thirds of the Shares to warrant continued representation on the Board of Directors of the Company, or of Farm Bureau Life Insurance Company, the State Farm Bureau organization in that state shall be so notified and from the date of such notice shall no longer be entitled to election as a Class B Director of the Company or as a director of Farm Bureau Life Insurance Company.

2.05    Advisory Committee. As long as Farm Bureau Life Insurance Company is a subsidiary of the Company, the Board of Directors of the Company shall require the Board of Directors of Farm Bureau Life Insurance Company to designate an Advisory Committee. The Advisory Committee shall consider and shall offer advice and recommendations to the Board of Directors of Farm Bureau Life Insurance Company and to its Chief Executive Officer with respect to matters of policy relating to the general conduct of the business of Farm Bureau Life Insurance Company and with respect to such questions as may be submitted to the Advisory Committee.

3.    Election and Appointment of Officers.

3.01    Election of Chairman of the Board, Chief Executive Officer, and Secretary. As long as a single State Farm Bureau Federation owns in excess of 50% of the outstanding shares of Class B Common Stock of the Company, the Class B Common stockholders shall (1) direct the Class B Directors to nominate and vote for the election of the President of such state Farm Bureau organization as the Chairman of the Board of the Company; and (2) direct the Class B Directors to nominate and vote for the individual nominated by the President of such State Farm Bureau organization as Chief Executive Officer of the Company. The Chairman of the Board shall also nominate the Secretary of the Company, and the Class B stockholders shall direct the Class B Directors to vote in favor of the election of such nominee to such office.

4.    Transfer of Shares.

4.01.    Ownership Restricted. Class B Shares may be owned only by Farm Bureau organizations in whose geographic territory the Company’s insurance subsidiaries are authorized to use the Farm Bureau name, logo and trademarks in the sale of their insurance products.

4.02.    Transferees Bound. No transfer or attempted transfer of any Class B Shares shall be effective unless the Shares remain subject to the terms and conditions of this Agreement and unless and until the proposed transferee shall accept the terms and conditions of this Agreement by executing and delivering to the Company a Statement of Acceptance in the form attached hereto as Exhibit A. Upon the execution and delivery of the Statement of Acceptance, the transferee thereafter shall be deemed to be a Stockholder under this Agreement.

4.03.    Issuance of New Shares. The Company shall not transfer or reissue any Class B Shares in violation of this Agreement or without proof of compliance herewith issued, and shall not issue, transfer or reissue any Class B Shares (whether or not previously issued) unless they shall be restricted as herein provided by the proposed transferee’s acceptance of the terms and conditions of this Agreement as evidenced by the execution and delivery of a Statement of Acceptance in the form attached hereto as Exhibit A. Upon the execution and delivery of the Statement of Acceptance, the transferee thereafter shall be deemed to be a Stockholder under this Agreement.

4.04.    Conversion to Class A Shares. Any transfer or attempted transfer made in violation of this Agreement shall not be void, but shall result in the automatic conversion of said Shares into an equal number of Class A Shares. Any Class B Common stockholder which subsequently becomes ineligible to own such shares pursuant to Section 4.01 of this Agreement, shall have their Class B Common Shares automatically converted to an equal number of Class A Common Shares as of the date they fail to qualify to own such shares.

5.    Tag Along Provisions.

5.01.    Tag Along Right. For purposes of this Section 5 only, the word “Shares” includes, in addition to Class B Common Stock of the Company, the Class A Common Stock of the Company and any series of Preferred Stock of the Company having voting rights. Each Stockholder who owns less than twenty percent (20%) of the Shares of a class (a “Minority Stockholder”) (collectively, the “Tag Along Co-Sellers”) shall be entitled to participate in any sale of Shares of the same class proposed to be made by any Stockholder who owns more than thirty percent (30%) of the Shares of such class (the “Principal Stockholder”) (collectively the “Tag Along Seller”) to the extent and in the manner provided in this Section 5.1.

5.02.    Notice. If the Tag Along Seller proposes to sell any Shares in one or more related transactions which will result in the transfer of more than twenty percent (20%) of the Shares of such class owned of record or beneficially by the Tag Along Seller (collectively, a “Control Block”) (or which results in aggregate sales of a Control Block by the Tag Along Seller when taking into account all other such sales or transfers by the Tag Along Seller), then the Tag Along Seller shall promptly give written notice (the “Tag Along Sale Notice”) to each Tag Along Co-Seller at least 20 days prior to the closing of such sale or transfer. The Tag Along Sale Notice shall set forth the name and address of the Tag Along Seller and describe in reasonable detail the proposed sale including, without limitation, the total number of Shares of each class to be sold, the nature of such sale, the consideration to be paid, the name and address of each prospective purchaser (the “Tag Along Purchaser”) and the actual number of shares of each class (“Tag Along Base Shares”) that the Tag Along Co-Seller is entitled to sell.

5.03.    Exercise of Tag Along Rights. Within 15 days after receipt of the Tag Along Sale Notice, the Tag Along Co-Seller shall, if any of them intend to exercise their tag along rights under this Section 5, send notice of such intention (the “Tag Along Exercise Notice”) to the Tag Along Seller at the address specified in the Tag Along Sale Notice. The Tag Along Exercise Notice shall state the number and class of Shares the Tag Along Co-Seller desires to sell. Subject to the remaining provisions of this Section 5, the number of Shares as to which a Tag Along Co-Seller has exercised its tag along rights under this Section, up to the Tag Along Proportion (as hereinafter defined), shall be purchased by the Tag Along Purchaser (along with the shares of the Tag Along Seller) at the same price, on the same terms and conditions, and at the same time, as the sale by the Tag Along Seller.

5.04.    Proportional Cut-back. In the event that the Tag Along Purchaser does not desire to purchase the sum of the Shares of each class proposed to be sold by the Tag Along Seller and the Shares of each class offered by all of the Tag Along Co-Sellers (such sum shall be called the “Total Shares”), then the number of Shares which may be sold by the Tag Along Seller and the Tag Along Co-Sellers shall then be determined by multiplying the number of Shares of such class proposed to be sold by each (as set forth in their respective Tag Along Sale Notice or Tag Along Exercise Notice), by a fraction the numerator of which is the total number of Shares of such class the Tag Along Purchaser is willing to purchase and the denominator of which is the Total Shares of such class, which number shall be the “Tag Along Proportion”. Such reduced number of Shares (rounded to the nearest whole number of Shares for each selling Stockholder) shall be purchased and sold as hereinafter provided. A Tag Along Co-Seller that has exercised its tag along rights under this Section 5 shall deliver to the Tag Along Purchaser properly endorsed certificates representing the Shares to be purchased (or affidavits of lost certificates) in exchange for payment by the Tag Along Purchaser.

5.05.    Completion of Sale. In the event that no Tag Along Co-Seller exercises its tag along rights hereunder within 15 days after the receipt of the Tag Along Sale Notice, the Tag Along Seller shall have the right to complete the sale of the Tag Along Base Shares free of any tag along rights hereunder but if such sale is not made within 180 days after the date of the Tag Along Sale Notice, the provisions of this Section 5 shall again apply to a sale by the Tag Along Seller.

5.06.    Notice of Other Sales. If the Principal Stockholder proposes to sell any Shares and believes that the sale is exempt from the provisions of this Section 5, because of the size of such proposed sale, the Principal Stockholder agrees nevertheless to provide to the Minority Stockholders written notice of its proposed sale in the same manner and with the same information as the Tag Along Sale Notice.

6.    Drag Along Rights.

6.01.    Notice of Sale. If the Principal Stockholder shall have received a bona fide offer from a person that is not an affiliate of the Principal Stockholder (or shall have entered into a bona fide written agreement with such person) relating to (i) the sale to such person of at least thirty percent (30%) of the issued and outstanding Shares of any class (a “Sale Transaction”) or (ii) a merger or other business combination involving the Company and such person, or a sale of substantially all of the assets of the Company otherwise than in the ordinary course of its business, (a “Merger Transaction”), and the Principal Stockholder desires to effect such Sale Transaction or cause the Company to effect such Merger Transaction, the Principal Stockholder shall be entitled to deliver a notice (a “Buyout Notice”) to all of the Minority Stockholders, stating that it proposes to effect (or cause the Company to effect) such transaction, and specifying the name and address of the proposed parties to such transaction, the consideration payable in connection therewith, and attaching a copy of all writings between the Principal Stockholder (or the Company) and the other parties to such Sale Transaction or merger Transaction necessary to establish the terms of such transaction; provided, that the Principal Stockholder shall provide the Buyout Notice at least thirty (30) days prior to the closing of any such Sale Transaction or Merger Transaction. Each Minority Stockholder agrees that, upon receipt of a Buyout Notice, it shall be obligated to sell all Shares of each class held by it upon the terms and conditions of the Sale Transaction or the Merger Transaction (and otherwise take all necessary action to cause the Company to consummate the proposed transaction, including voting such Shares in favor of such transaction).

6.02.    Fairness Opinion. Notwithstanding the provisions of Section 6.01 hereof, if requested by any Minority Stockholders owning more than fifteen percent (15%) of the Shares, the Principal Stockholder shall obtain an opinion of an Independent Financial Expert that the price and terms of the Sale Transaction or Merger Transaction proposed by the Principal Stockholder are fair to the Minority Stockholders of the Company from a financial point of view. Such Independent Financial Expert shall determine such fair value with reference to, among other things, the following: (i) the prices at which recent transactions involving companies considered by such Independent Financial Expert to be comparable to the Company for valuation purposes have been consummated (such transactions to include but not be limited to mergers, consolidations, leveraged buyouts, leveraged recapitalizations and other similar transactions), (ii) the trading price of publicly traded companies to the extent that such companies would be considered by such Independent Financial Expert to be comparable to the Company for valuation purposes, and (iii) any particular values, economies, synergies and the facts that such Independent Financial Expert would customarily take into account in valuing businesses. If such opinion is obtained indicating that the proposed price and terms of sale proposed by the Principal Stockholder does not represent fair value for the Shares to be sold, the Principal Stockholder shall either (a) terminate such proposed sale, or (b) purchase the Shares of the Minority Stockholders subject to Section 6.01 at such fair value in cash prior to the consummation of the sale. If such an opinion is obtained indicating that the price and terms of sale are fair to the Minority Stockholders from a financial point of view, then the Minority Stockholders shall sell their Shares as required by this Section 6. The cost of obtaining such opinion shall be borne by the Principal Stockholder.

6.03.    Selling Price. The selling price of any Shares to be sold by any Minority Stockholder pursuant to Section 6.01 shall be the same price per share as received by the Principal Stockholder.

6.04.    Closing. The closing of any sale pursuant to this Section 6 shall be held at such time and place as the Principal Stockholder shall reasonably specify. At such closing the Stockholders shall deliver certificates representing the Shares to be sold duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and the Shares to be transferred shall be free and clear of any liens, claims, or encumbrances (other than restrictions imposed pursuant to applicable federal and state securities laws) and each Stockholder shall so represent and warrant, and further represent and warrant that it is the record and beneficial owner of such Shares.

7.    Legend.

Each Certificate representing Class B Shares shall be endorsed with a legend in substantially the following form:

The transfer of the shares of stock represented by this Certificate is restricted under the terms of a Stockholders’ Agreement Regarding Management and Transfer of Class B Common Stock, dated as of May 1, 1996, as it may be amended and restated from time to time. A copy of the Agreement, with all amendments thereto, is on file at the principal office of the Company.

8.    Specific Enforcement.

Because of the special and unique relationship of the Stockholders and the unique value of their interests in the Company, in addition to any other remedies which the Stockholders may have upon breach of the agreements contained herein, the obligations and rights contained in Sections 2, 3, 4, 5 and 6 of this Agreement shall be specifically enforceable.

9.    Preemption.

The Articles of Incorporation and Bylaws of the Company shall at all times be interpreted to be consistent with the provisions of this Agreement, and the parties hereto shall not seek to enforce any provision of such Articles of Incorporation or Bylaws that is inconsistent with any provision of this Agreement.

10.    Term.

This Agreement shall terminate upon the occurrence of any of the following events:

(a)	Cessation of the Company’s business.

(b)	The bankruptcy, receivership or dissolution of the Company.

(c)	The voluntary agreement of Stockholders who are then bound by the terms hereof and who then own at least two-thirds of the outstanding Shares of Class B Common Stock.

(d)	The effectiveness of a Sale Transaction or a Merger Transaction.

(e)	The number of Shares of Class B Common Stock outstanding is less than 500,000 or constitutes less than one percent (1%) of the outstanding Shares of Class A Common Stock.

11.    Miscellaneous.

11.01.    Entire Agreement; Successors Bound. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

11.02.    Amendment. This Agreement may be amended only in writing, signed by the Company and the holders of at least two-thirds of the outstanding Shares of Class B Common Stock; provided, however, that if any amendment is required to comply with the provisions of any law, including, without limitation, the Rules of the New York Stock Exchange, this Agreement may be amended to comply with such law, in writing signed by the holders of more than 50% of the outstanding Shares of Class B Common Stock.

11.03.    Consent to Assignment. Except as otherwise expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned without the express written consent of all other parties. Any assignment or attempted assignment made in violation of this Agreement shall be void.

11.04.    Effect of Invalidity of Provision. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions shall be given effect separately therefrom and shall not be affected thereby.

11.05.    Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall be one and the same Agreement.

11.06.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Iowa. Any action to enforce any provisions of this Agreement may only be brought in the District Court for Polk County, Iowa.

11.07.    Effective Date. The effective date of the Restated Stockholders’ Agreement Regarding management and Transfer of Shares of Class B common Stock of FBL Financial Group, Inc. shall be February 11, 2013.

“COMPANY”

FBL FINANCIAL GROUP, INC.

By:     / s / Craig Hill                Date: February 14, 2013

Craig Hill
(Print name and title)

“STOCKHOLDERS”

IOWA FARM BUREAU FEDERATION

By:     / s / Craig Hill                Date: February 14, 2013

Craig Hill
(Print name and title)

FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY

By:     / s / James Brannen            Date: March 25, 2013

Jim Brannen
(Print name and title)

MOUNTAIN WEST FARM BUREAU MUTUAL INSURANCE COMPANY

By:     / s / Roy Schmett            Date: March 22, 2013

Roy Schmett
(Print name and title)

OKLAHOMA FARM BUREAU MUTUAL INSURANCE COMPANY

By:     / s / Michael Spradling        Date: March 20, 2013

Michael Spradling
(Print name and title)

WESTERN AGRICULTURAL INSURANCE COMPANY

By:     / s / James Brannen            Date: March 25, 2013

Jim Brannen
(Print name and title)

KANSAS FARM BUREAU (FEDERATION)

By:     / s / Steve Baccus            Date: March 26, 2013

Steve Baccus
(Print name and title)

FARM BUREAU INSURANCE SERVICE COMPANY OF IDAHO

By:     / s / Phillip R. Joslin            Date: March 28, 2013

Phil Joslin
(Print name and title)

RURAL MUTUAL INSURANCE COMPANY

By:     / s / Peter Pelizza            Date: March 25, 2013

Peter Pelizza

NODAK MUTUAL INSURANCE COMPANY

By:     / s / Jim Alexander            Date: March 21, 2013

Jim Alexander
(Print name and title)

UTAH FARM BUREAU FEDERATION

By:     / s / Leland Hogan            Date: March 25, 2013

Leland Hogan
(Print name and title)

ARIZONA FARM BUREAU FEDERATION

By:     / s / Kevin Rogers            Date: March 25, 2013

Kevin Rogers
(Print name and title)

WISCONSIN FARM BUREAU FEDERATION

By:     / s / James Holte            Date: May 30, 2013

James Holte
(Print name and title)

NEW MEXICO FARM & LIVESTOCK BUREAU

By:     / s / Michael White            Date: March 25, 2013

Michael White
(Print name and title)

IDAHO FARM BUREAU FEDERATION

By:     / s / Frank Priestley            Date: March 27, 2013

Frank Priestley
(Print name and title)

MINNESOTA FARM BUREAU FEDERATION

By:     / s / Kevin Paap            Date: March 20, 2013

Kevin Paap
(Print name and title)

MONTANA FARM BUREAU FEDERATION

By:     / s / Robert Hanson            Date: March 22, 2013

Robert Hanson
(Print name and title)

NEBRASKA FARM BUREAU FEDERATION

By:     / s / Steve Nelson            Date: March 22, 2013

Steve Nelson
(Print name and title)

NORTH DAKOTA FARM BUREAU

By:     / s / Doyle Johannes        Date: March 21, 2013

Doyle Johannes
(Print name and title)

OKLAHOMA FARM BUREAU

By:     / s / Michael Spradling        Date: March 20, 2013

Michael Spradling
(Print name and title)

SOUTH DAKOTA FARM BUREAU FEDERATION

By:     / s / Scott VanderWal        Date: March 21, 2013

Scott VanderWal
(Print name and title)

WYOMING FARM BUREAU FEDERATION

By:     / s / Perry Livingston        Date: March 22, 2013

Perry Livingston
(Print name and title)

(Print name and title)
EXHIBIT A
STATEMENT OF ACCEPTANCE

Reference is made to the Agreement (“Agreement”) dated as of May 1, 1996, as amended from time to time, by and among all of the then Stockholders of FBL Financial Group, Inc., an Iowa corporation, and said Company. As a proposed recipient of Shares covered by the Agreement, the undersigned hereby agrees that such Shares upon receipt shall remain or become subject to all of the terms and conditions of the Agreement and all rights and obligations arising thereunder prior to such receipt, that upon such receipt the undersigned shall be deemed automatically to have accepted all of the terms and conditions of the Agreement, and that the undersigned shall thereafter be deemed to be a Stockholder under the Agreement. It is understood that upon execution of this Statement of Acceptance, it shall be attached to the Agreement and shall form a part thereof without any further action.

DATED: